Exhibit 10.02

Amended and Restated

PERFORMANCE UNIT AGREEMENT

This Amended and Restated Performance Share Agreement (the “Agreement”) is entered into effective             , 20    , by and between NuStar GP, LLC, a Delaware limited liability company (the “Company”), and             , a participant (the “Participant”) in the Company’s Second Amended and Restated 2000 Long-Term Incentive Plan (as may be amended, the “Plan”), pursuant to and subject to the provisions of the Plan, and the parties hereby agree that this Agreement replaces that certain Performance Share Agreement between the Company and the Participant dated effective             , 200    .

1.	Grant of Performance Units. The Company hereby grants to Participant Performance Units pursuant to Section 6.4 of the Plan. The Performance Units represent rights to receive NuStar Energy L.P. Units, subject to the terms and conditions of this Agreement and the Plan.

2.	Performance Period. Except as provided below with respect to a Change of Control (as defined in the Plan), the “Performance Period” for any Performance Units eligible to vest on any given Normal Vesting Date (as defined below) shall be the three calendar years ending on the December 31 immediately preceding the Normal Vesting Date. For any Performance Units eligible to vest as a result of being carried forward per the qualifications stated in Section 4.C. below, the “Performance Period” shall be the three calendar years ending on December 31, immediately following the Normal Vesting Date on which it was determined that the Performance Units could be carried forward.

3.	Vesting and Delivery of Units.

A.	Vesting. The Performance Units granted hereunder shall vest over a period of three years in equal, one-third increments with the first increment vesting on the date of the regularly scheduled meeting (“Meeting Date”) of the Board’s Compensation Committee (the “Committee”) in January 2010, and the second and third increments vesting on the Committee’s Meeting Dates in January 2011 and January 2012, respectively (except as otherwise determined by the Committee) (each of these three vesting dates is referred to as a “Normal Vesting Date”), such vesting being subject to verification of attainment of the Performance Objectives described in Paragraph 4 by the Committee. If the Committee is unable to meet in January of a given year, then the Normal Vesting Date for that year will be the date not later than March 31 of that year as selected by the Committee.

B.	Rights. Until NuStar Energy L.P. units (“Units”) are actually issued to Participant (or his or her estate) in settlement of the Performance Units, neither Participant nor any person claiming by, through or under Participant shall have any rights as a unitholder of NuStar Energy L.P. (including, without limitation, voting rights or any right to receive cash distributions or other distributions) with respect to such units, and Participant’s status with respect to the issuance of such units shall be that of a general creditor of the Company.

C.	Distribution. Any Units to be distributed under the terms of this Agreement shall be distributed as soon as administratively practicable after the applicable Normal Vesting Date, but not later than two-and-one-half months following the end of the year in which the vesting date for such units occurred. Participant agrees that in lieu of certificates representing any Units distributed under the terms of this Agreement may be issued in uncertificated form pursuant to the Direct Registration Service of NuStar Energy L.P.’s transfer agent.

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4.	Performance Objectives.

A.	Total Unitholder Return. Total Unitholder Return (“TUR”) will be compiled for a peer group of companies (the “Target Group”) for the Performance Period immediately preceding each Normal Vesting Date. TUR for each such company is measured by dividing the sum of (i) the cash distributions on the units of such company during the Performance Period, assuming cash distribution reinvestment, and (ii) the difference between the price of a unit of such company at the end and at the beginning of the period (appropriately adjusted for any unit dividend, unit split, spin-off, merger or other similar corporate events) by (iii) the price of a unit of such company at the beginning of the period.

B.	Target Group. The applicable Target Group shall be selected by the Committee, acting in its sole discretion, at the beginning of the calendar year immediately preceding each Normal Vesting Date (or not later than 90 days after the commencement of such calendar year). The same Target Group shall be utilized to determine the number of Performance Units vesting under all Performance Award Agreements of the Company having a similar Normal Vesting Date, but the decision of the Committee as to the composition of such Target Group shall be final.

C.	Performance Ranking. The TUR for the Performance Period for NuStar Energy L.P. and each company in the Target Group shall be arranged by rank from best to worst according to the TUR achieved by each company. The total number of companies so ranked shall then be divided into four groups (“Quartiles”). For purposes of assigning companies to Quartiles (with the 1st Quartile being the best and the 4th Quartile being the worst), the total number of companies ranked (including NuStar Energy L.P.) shall be divided into four groups as nearly equal in number as possible. The number of companies in each group shall be the total number contained in the Target Group divided by four. If the total number of companies is not evenly divisible by four, so that there is a fraction contained in such quotient, the extra company(ies) represented by such fraction will be included in one or more Quartiles as follows:

Fraction	Extra Company(ies)
1/4	1st Quartile

1/2	1st Quartile
2nd Quartile

3/4	1st Quartile
2nd Quartile
3rd Quartile

D.

Carry Forward. Any performance units not awarded as Units as a result of a ranking in the 3rd or 4th Quartile will carry forward for one more Performance Period; up to 100% of the Performance Units carried forward may be awarded based on NuStar Energy L.P.’s TUR during the next Performance Period. To the extent Units are not distributed due to a ranking in the 3rd or 4th Quartile and are deferred for one Performance Period, such deferred units may be distributed in accordance with this paragraph as soon as administratively practicable following a determination that such Units are to be awarded in accordance with this Paragraph 4, and in such event, the distribution shall not occur later than two-and-one-half months following the end of the year in which the vesting date for such Common Unit occurred.

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E.	Vesting Percentages. The number of Units, if any, that Participant will be entitled to receive in settlement of the vested Performance Units will be determined on each Normal Vesting Date and, subject to the provisions of the Plan and this Agreement, on such Normal Vesting Date, the following percentage of the vested Performance Units will be awarded as Units to the Participant if NuStar Energy L.P.’s TUR during the Performance Period falls within the following ranges:

NuStar TUR Position	Percent of vested Performance Units to be awarded as Units

4th Quartile	0%
3rd Quartile	50%
2nd Quartile	100%
1st Quartile	150%

If NuStar Energy L.P.’s TUR is the highest achieved in the 1st Quartile for the Performance Period, Participant shall be awarded a number of Units equal to 200% of the Performance Units that vested during the Performance Period.

5.	Termination of Employment.

A.	Voluntary Termination and Termination for “Cause.” Except for a Change of Control (described below), if Participant’s employment is voluntarily terminated by the Participant (other than through retirement, death or disability), or is terminated by the Company for “cause” (as defined in the Plan), then (a) those Performance Units that have not vested or been forfeited, and for which a Normal Vesting Date occurs on or before the 30th day following the date of such termination, shall be awarded as Units on such Normal Vesting Date subject to the attainment of the performance objectives in accordance with Paragraph 4 hereof, and (b) any such Performance Units for which a Normal Vesting Date does not occur within such 30-day period, or that are not otherwise awarded as Units on a Normal Vesting Date as a result of the application of Paragraph 4, shall thereupon be forfeited.

B.	Retirement, Death, Disability, and Involuntary Termination Other Than for “Cause”. Except for a Change of Control, if a Participant’s employment is terminated through retirement, death, or disability, or by the Company other than for cause (as determined pursuant to the Plan), then (a) those Performance Units that have not theretofore vested or been forfeited, and for which a Normal Vesting Date occurs on or before the 90th day following the date of such termination, shall be subject to vesting on such Normal Vesting Date in accordance with Paragraph 4 hereof, and (b) any such Performance Units for which such a Normal Vesting Date does not occur within such 90-day period, or which otherwise do not vest on a Normal Vesting Date as a result of application of Paragraph 4, shall thereupon be forfeited.

6.	Change of Control. If a Change of Control occurs with respect to NuStar Energy L.P., then each Performance Period with respect to any Performance Units that have not vested or been forfeited shall be terminated effective as of the date of such Change of Control (a “Change of Control Vesting Date”); the TUR for NuStar Energy L.P. and for each company in the Target Group shall be determined for each such shortened Performance Period and the percentage of Performance Units to be received by the Participant for each such Performance Period shall be determined in accordance with Paragraph 4 and shall be distributed as soon as administratively practicable thereafter. For purposes of determining the number of Performance Units to be received as of any Change of Control Vesting Date, the Target Group as most recently determined by the Committee prior to the date of the Change of Control shall be used.

7.	Plan Incorporated by Reference. The Plan is incorporated into this Agreement by this reference and is made a part hereof for all purposes. Capitalized terms not otherwise defined in this Agreement shall have the meaning specified in the Plan.

8.

No Assignment. This Agreement and the Participant’s interest in the Performance Units granted by this Agreement are of a personal nature, and, except as expressly permitted under the Plan, Participant’s rights

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with respect thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of in any manner by Participant, except by an executor or beneficiary pursuant to a will or pursuant to the laws of descent and distribution. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance or disposition shall be void, and the Company shall not be bound thereby.

10.	Successors. This Agreement shall be binding upon any successors of the Company and upon the beneficiaries, legatees, heirs, administrators, executors, legal representatives, successors and permitted assigns of Participant.

NUSTAR GP, LLC

By:
Curtis V. Anastasio
President and Chief Executive Officer

, Participant

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